Ex. 99.28(h)(16)(iv)

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SECOND AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT (the “Amendment”) to the Participation Agreement (the “Agreement”), dated January 31, 2012, as amended April 27, 2015 and September 25, 2017, by and between among JACKSON VARIABLE SERIES TRUST (formerly, Curian Variable Series Trust) (“JVST”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A thereto, severally and not jointly (each, an “Investing Fund”), and iShares Trust and iShares U.S. ETF Trust, business trusts organized under the laws of the State of Delaware, and iShares, Inc., iShares U.S. ETF Company, Inc. and iShares Sovereign Screened Global Bond Fund, Inc., corporations organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively, the “iShares Funds”), is made and entered into as of August 13, 2018.

For avoidance of doubt, this Amendment shall have no effect in respect to the Participation Agreement among the iShares Funds and JNL Series Trust dated March 4, 2014, as amended September 28, 2015.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties wish to amend the Agreement so that the rights and responsibilities of the Investing Funds listed on Schedule A of the Agreement shall relate to an additional series, as listed on Amended and Restated Schedule A hereto;

NOW THEREFORE, in consideration of the foregoing and the potential benefits to the Investing Funds and the iShares Funds arising out of the Investing Funds’ investments in iShares Funds, the parties agree as follows.

1.	Amendment of Agreement

This Amendment hereby amends and revises the Agreement to incorporate the changes provided for herein.  Except as expressly provided for in this Amendment, the Agreement shall remain unchanged and in full force and effect.  The term “Agreement”, as used in the Agreement and in all other instruments and

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agreements executed thereunder, shall for all purposes refer to the Agreement as amended hereby.

2.	Additional Investing Funds

Schedule A of the Agreement is hereby amended and restated as shown on the attached Amended and Restated Schedule A, and the term “Investing Funds” is hereby defined to include all of the Investing Funds listed on the attached Amended and Restated Schedule A.  All of the terms and provisions of the Agreement shall inure to the benefit of, and be binding upon, the Investing Funds only with respect to the Investing Funds’ investment in the iShares Funds.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

JACKSON VARIABLE SERIES TRUST
Each of the Investing Funds listed on Schedule A to the Agreement, as amended hereby, severally and not jointly, on behalf of itself or each of its series.

Kelly L. Crosser	/s/ Kelly L. Crosser
Print Name of Authorized Signer	Signature

August 3, 2018
Date

iSHARES TRUST, iSHARES U.S. ETF TRUST, iSHARES INC., iSHARES U.S. ETF COMPANY, INC. and iSHARES SOVEREIGN SCREENED GLOBAL BOND FUND, INC., on behalf of each of its series

Paul Lohrey	/s/ Paul Lohrey
Print Name of Authorized Signer	Signature

August 7, 2018
Date

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Amended and Restated Schedule A
List of Funds – Investing Funds
Dated August 13, 2018

JNL iShares Tactical Growth Fund (formerly, JNL Tactical ETF Growth Fund)
JNL iShares Tactical Moderate Fund (formerly, JNL Tactical ETF Moderate Fund)
JNL iShares Tactical Moderate Growth Fund (formerly, JNL Tactical ETF Moderate Growth Fund)